Exhibit 99.1

NetLogic Microsystems Contact:	Investor Relations Contact:
Don Witmer, CFO	Michael Knapp
NetLogic Microsystems, Inc.	Stapleton Communications Inc.
650-961-6676	650-470-0200
dwitmer@netlogicmicro.com	ir@netlogicmicro.com

NetLogic Microsystems Announces Q2 2005 Financial Results

Second Quarter 2005 Revenue up 57.5 percent over Second Quarter 2004

MOUNTAIN VIEW, Calif. – July 27, 2005 – NetLogic Microsystems, Inc. (NASDAQ: NETL), the leader in the design and development of knowledge-based processors, today announced financial results for the second quarter ended June 30, 2005.

Revenue in the second quarter of 2005 was $18.7 million, up 57.5 percent from the second quarter of 2004. Greater demand for knowledge-based processors and growth in the company’s total addressable market led to the stronger-than-expected second quarter revenue. In the first quarter, the company announced revenue that was especially strong at $21.8 million, impacted by a one-time event and a customer pull-in. Revenue in the fourth quarter of 2004 was $15.2 million.

The stronger-than-expected revenue and gross margins helped drive second quarter net income. Second quarter net income, in accordance with generally accepted accounting principles (GAAP), was $2.4 million or $0.13 per share, compared with $5.4 million or $0.29 per share in the first quarter of 2005, and a net loss of $75,000 or $0.00 per share in the fourth quarter of 2004. Net loss in the second quarter a year ago was $2.9 million or a loss of $0.78 per share.

Pro forma net income, which excludes amortization of stock-based compensation, was $2.9 million or $0.15 per share in the second quarter of 2005, compared with pro forma net income of $6.1 million or $0.33 per share in the first quarter of 2005, and $820,000 or $0.05 per share in the fourth quarter of 2004. Pro forma net loss in the second quarter a year ago was $741,000 or a loss of $0.20 per share.

The company believes the additional non-GAAP measures provided are useful to investors for performing financial analysis because they highlight the company’s operating activities. The company’s management uses this pro forma measure internally to evaluate its operating performance and plan for its future periods. However, pro forma measures are not a substitute for GAAP measures. For a reconciliation of GAAP versus pro forma financial information on a quarterly basis, please see the attached schedule.

Gross margins in the second quarter of 2005 continued to be strong at 56.1 percent, driven by continued yield improvements and a shift in product mix toward our lower-cost Version 4 knowledge-based processors. First quarter gross margins were 56.5 percent, but included a contribution of 4.4 percent from the sale of products that had been written off in prior periods, and accordingly had no associated cost of revenue. Second quarter gross margins included no contribution from previously written-off inventory.

“NetLogic Microsystems had another excellent quarter, as we accelerated first production deliveries of our NL6000 knowledge-based processors, sampled the second product in our family of NETLiteTM processors and earned new design wins in both product categories,” said Ron Jankov, president and CEO.

“The market for our products continues to show strong growth in 2005, driven by increasing demand for 10 Gigabit Ethernet (10GbE) and advanced network functionality. The increase in the number of devices accessing the Internet, including 3G cell phones, MP3 music players and wireless computers, and the increased usage of applications such as VoIP and streaming audio and video, is placing greater demand on network infrastructure. The increased need for advanced security and support for Internet Protocol standard version 6 (IPv6) are also becoming more pervasive in our customers’ products. All of these trends increase the amount of processing that is required at each node of the network and continue to drive the growth of our business.”

Customer Highlights

During the second quarter, the company achieved the following key milestones with its customer base:

•	The company’s second generation NL6000 processors were incorporated by Foundry Networks, a performance and total solutions leader for end-to-end switching and routing, in its terabit capacity, NetIron® XMRTM-series of Internet and Metro MPLS Routers. The NL6000’s intelligent active power management technology dramatically lowers chip power consumption and allowed for the use of eight NL6000 processors per line card, helping to enable higher levels of Quality-of-Service (QoS), security and other advanced network features.

•	Alaxala Networks (a joint venture of Hitachi, Ltd. and NEC Corporation) announced a new box in their family of high-end switch-routers for the Japanese and worldwide markets. This new box significantly raises the bar on QoS and security functionality in IPv6 10GbE wire-speed routers. In this new router, Alaxala has doubled the number of NetLogic Microsystems’ knowledge-based processors from three per line card to six per line card.

•	A third major customer recently began initial production of a high-end edge router using 12 knowledge-based processors on a single line card, a new record for knowledge-based processor content in a single line card.

All three of these customer developments demonstrate how the advancing features of the Internet are driving the market to increased content for knowledge-based processors.

Company Highlights

Recently, the company announced:

•	Its addition to the Russell 3000®, Russell 2000®, and Russell MicrocapTM Indexes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. More than $2.5 trillion in assets are currently benchmarked against Russell indexes.

•	Sampling of its second product in the family of NETLite processors, which are targeted to entry-level Layer 2/3 switches for the enterprise, as well as numerous access points for the Internet, such as IP-DSLAMs, cable aggregation, and Ethernet aggregation.

•	Availability of its high-speed evaluation kit for supporting 400MHz operation of the NL6000-family of knowledge-based processors.

•	Availability of its second generation knowledge-based processor product family, the NL6000. The NL6000 family is a series of ultra high-speed, low-power network performance enhancing processors designed for applications such as Edge, Core, Access, Metro and Enterprise switches, as well as routers and access equipment. The NL6512D-400 was sampled at 400MHz operating frequency, which represents a 50 percent increase over the fastest products currently in volume production. Using a new core technology, the NL6000 will deliver these new performance levels while consuming less than half the power of the prior generation NL5000 family devices.

Conference Call

The company will host its second quarter 2005 financial results conference call on Wednesday, July 27, 2005 at 2 p.m. Pacific time (5 p.m. Eastern time).

To listen to the call, dial (617) 786-2904 ten minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial (617) 801-6888 and enter pass code 89000610.

The conference call will be available via a live webcast on the investor relations section of the NetLogic Microsystems web site at http://www.netlogicmicro.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for 3 months.

About NetLogic Microsystems

NetLogic Microsystems, Inc., a fabless semiconductor company located in Mountain View, Calif., designs, develops and markets high performance knowledge-based processors for a variety of advanced Internet, corporate and other networking systems, such as routers, switches, network access equipment and networked storage devices. NetLogic Microsystems knowledge-based processors use advanced processor architecture and a large knowledge database containing network and network user information to make complex decisions about individual packets of information traveling through the network. Knowledge-based processors significantly enhance the ability of networking OEMs, to supply network service providers with systems offering more advanced functionality for the Internet, such as voice transmission over the Internet, or VoIP, virtual private networks, or VPNs, and streaming video and audio. NetLogic Microsystems also provides NPU interface knowledge-based processors solutions to Intel and AMCC network processors that accelerate design and development of leading-edge networking equipment. For more information about products offered by NetLogic Microsystems, call 650.961.6676 or visit the NetLogic Microsystems Website at http://www.netlogicmicro.com

NetLogic Microsystems, the NetLogic Microsystems logo and NETLite are trademarks of NetLogic Microsystems, Inc. All other trademarks are properties of their respective owners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding NetLogic Microsystems’ business, including, but not limited to, revenue projections, which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance and demand for our products, the volume of sales to our principal product customers, manufacturing yields for our products, the timing of manufacture and delivery of product by our foundry suppliers, the length of our sales cycles, our average selling prices, the strength of the OEM networking equipment market and the cyclical nature of that market and the semiconductor industry. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Forms 10-Q and 10-K, as well as other reports that NetLogic Microsystems files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and NetLogic Microsystems undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

NETLOGIC MICROSYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenue:
Product revenue	$18,707	$11,250	$40,509	$19,015
License and engineering service revenue	—	626	—	1,128

Total revenue	18,707	11,876	40,509	20,143

Gross profit	10,487	5,541	22,805	8,238

Operating expenses:
Research and development	5,516	4,390	9,353	8,474
Selling, general and administrative	2,229	1,616	4,641	3,160
Stock-based compensation	453	1,273	1,090	3,526

Total operating expenses	8,198	7,279	15,084	15,160

Income (loss) from operations	2,289	(1,738)	7,721	(6,922)

Interest and other income (expense), net	248	(1,174)	407	(1,395)

Income (loss) before income taxes	2,537	(2,912)	8,128	(8,317)

Provision for income taxes	112	—	280	—

Net income (loss)	$2,425	$(2,912)	$7,848	$(8,317)

Net income (loss) per share - Basic	$0.14	$(0.78)	$0.45	$(2.30)

Net income (loss) per share - Diluted	$0.13	$(0.78)	$0.42	$(2.30)

Shares used in calculation - Basic	17,619	3,742	17,563	3,611

Shares used in calculation - Diluted	18,773	3,742	18,661	3,611

NETLOGIC MICROSYSTEMS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenue:
Product revenue	$18,707	$11,250	$40,509	$19,015
License and engineering service revenue	—	626	—	1,128

Total revenue	18,707	11,876	40,509	20,143

Gross profit	10,507	5,525	22,839	8,339

Operating expenses:
Research and development	5,516	4,390	9,353	8,474
Selling, general and administrative	2,229	1,616	4,641	3,160
Stock-based compensation	—	—	—	—

Total operating expenses	7,745	6,006	13,994	11,634

Income (loss) from operations	2,762	(481)	8,845	(3,295)

Interest and other income (expense), net	248	(260)	407	(343)

Income (loss) before income taxes	3,010	(741)	9,252	(3,638)

Provision for income taxes	112	—	280	—

Net income (loss)	$2,898	$(741)	$8,972	$(3,638)

Net income (loss) per share - Basic	$0.16	$(0.20)	$0.51	$(1.01)

Net income (loss) per share - Diluted	$0.15	$(0.20)	$0.48	$(1.01)

Shares used in calculation - Basic	17,619	3,742	17,563	3,611

Shares used in calculation - Diluted	18,773	3,742	18,661	3,611

NETLOGIC MICROSYSTEMS, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO PRO FORMA NET INCOME (LOSS)
(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
GAAP net income (loss)	$2,425	$(2,912)	$7,848	$(8,317)

Pro forma adjustments:

Amortization of stock-based compensation	473	1,257	1,124	3,627
Amortization of note discounts	—	914	—	1,052

Pro forma net income (loss)	$2,898	$(741)	$8,972	$(3,638)

NETLOGIC MICROSYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$50,985	$41,411
Accounts receivable, net	5,979	5,873
Inventory	5,124	7,759
Prepaid expenses and other current assets	2,224	1,408

Total current assets	64,312	56,451

Property and equipment, net	3,987	2,953
Other assets	104	50

Total assets	$68,403	$59,454

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,460	$5,690
Accrued liabilities	4,511	4,164
Capital lease obligations, current	660	1,314

Total current liabilities	9,631	11,168

Capital lease obligations, long-term	188	3
Other liabilities	300	181

Total liabilities	10,119	11,352

Stockholders' equity:
Common stock	178	176
Additional paid-in capital	151,456	150,769
Notes receivable from stockholders	(94)	(434)
Deferred stock-based compensation	(1,922)	(3,227)
Accumulated deficit	(91,334)	(99,182)

Total stockholders’ equity	58,284	48,102

Total liabilities and stockholders' equity	$68,403	$59,454